Exhibit 99.5

FORM OF LETTER TO CLIENTS

 1ST CONSTITUTION BANCORP

Up To 800,000 Shares Of Common Stock
To Be Issued Upon The Exercise Of Subscription Rights

[●], 2012

To Our Clients:

Enclosed for your consideration are the prospectus dated [●], 2012 (the “Prospectus”) and the Instructions for Use of 1st Constitution Bancorp Subscription Rights Certificates relating to the offering (the “Rights Offering”) by 1st Constitution Bancorp (the “Company”) of shares of its common stock, par value (“Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record of Common Stock as of 5:00 p.m., New York City time, on [●], 2012 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 800,000 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on [●], 2012, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, for each share of Common Stock held of record at the close of business on the Record Date, you will receive [●] of a subscription right.  Each whole Subscription Right will entitle you to purchase one share of our Common Stock at a subscription price equal to $[●] per share of Common Stock (the “Basic Subscription Privilege”).  Subscription Rights may only be exercised in whole numbers; we will not issue fractional shares of Common Stock upon exercise of Subscription Rights and, to the extent that the number of Subscription Rights that are distributed to you is not a whole number, the shares of Common Stock issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of shares of Common Stock for which you may subscribe.  For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive [●] Subscription Rights and would have the right to purchase [●] shares of Common Stock for $[●] per share pursuant to your Basic Subscription Privilege.

In addition, if you exercise your Basic Subscription Privilege in full, you will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Company offers no assurances that any subscription requests that you may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy under your Basic Subscription Privilege and pursuant to the Over-Subscription Privilege. Any fractional shares of Common Stock resulting from the exercise of your Subscription Rights, including under the Basic Subscription Privilege and the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that you may pay in the Rights Offering will be returned, without interest or penalty, to you as soon as practicable following the completion of the Rights Offering.

The Subscription Rights are evidenced by subscription rights certificates registered in the names of the record holders of the shares of Common Stock for which the Subscription Rights are being distributed. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Subscription Rights to any other party.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK WHICH ARE CARRIED BY US IN YOUR ACCOUNT BUT ARE NOT REGISTERED IN YOUR NAME. EXERCISES OF THE SUBSCRIPTION RIGHTS DISTRIBUTED WITH RESPECT TO THESE SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

We are hereby requesting that you instruct us as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the Prospectus. We urge you to read the Prospectus and other enclosed materials carefully and in their entirety before instructing us to exercise your Subscription Rights.

Your instructions to us, together with any required payment, should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be canceled, revoked or otherwise amended.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form with any required payment.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned, together with any required payment, such that it will be actually received by us by 5:00 p.m., New York City time, on [●], 2012, the last business day prior to the scheduled Expiration Date of the Rights Offering.

Additional copies of the enclosed materials may be obtained from Robert F. Mangano, President and Chief Executive Officer, or Joseph M. Reardon, Senior Vice President and Treasurer. You may also contact Robert F. Mangano or Joseph M. Reardon at (609) 655-4500 if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights.